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                                                                    Exhibit 99.1
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FOR IMMEDIATE RELEASE

CONTACTS:
J. Thomas Parmeter
President
Laura Sarno
Director, Tissue Augmentation
(858) 558-6064
info@ppti.com

PROTEIN POLYMER TECHNOLOGIES AND FEMCARE ESTABLISH STRATEGIC ALLIANCE TO COMMERCIALIZE FEMALE URINARY INCONTINENCE PRODUCT IN EUROPE AND AUSTRALIA

SAN DIEGO, January 27, 2000 -- Protein Polymer Technologies, Inc. (NASDAQ-PPTI), today announced that a strategic alliance has been formed with Femcare Ltd. for the commercialization in Europe and Australia of its urethral bulking agent for treatment of female stress urinary incontinence. Femcare is a British-based developer and international marketer of surgical products for gynecological and urological applications. PPTI's urethral bulking agent is in clinical testing in the United States as a treatment for stress urinary incontinence, a common problem experienced by many women over the age of forty that tends to become progressively worse over time.

In the alliance, PPTI will provide Femcare with technical assistance and the incontinence product for Femcare's clinical testing and regulatory approvals in Great Britain, continental Europe, and Australia. It is anticipated that women clinically treated in Great Britain will be incorporated into PPTI's projected application to the U.S. Food and Drug Administration for approval to market the product in the U.S. In addition, Femcare will pay PPTI a $1 million license fee and a royalty on the revenues generated from the sale of the product. PPTI also will be responsible for providing the product to Femcare for commercial sale.

PPTI's urethral bulking agent has been specifically designed to address the shortcomings in biocompatibility, ease of use, and durability associated with both existing treatments and those known to be under development. The Company's product is based on a patented new biomaterial having unique properties created by combining specific features of natural silk and human elastin into a new rDNA protein formulation. The material has been designed to be far less susceptible to absorption by the body as compared to collagen or other materials that are derived from natural tissues. Once injected, PPTI's product forms a solid implant and, as a result, is expected to enable patients to remain "dry" longer than patients treated with other product formulations.

According to the U.S. Department of Health and Human Services Agency for Health Care Policy and Research (1996), urinary incontinence, the involuntary loss of urine, affects approximately 13 million Americans, mostly women. It is generally recognized as one of the major causes of institutionalization of the elderly. The European market is estimated to be very similar in size and composition to the U.S. market. The direct cost of caring for people with incontinence has been estimated to be over $16 billion per year.

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Stress urinary incontinence (SUI) is the most common type of incontinence and is caused by failure of the urethral sphincter to prevent urine flow, particularly associated with physical activity. Treatments range from non-invasive behavioral training to abdominal surgery.

Urethral bulking agents currently approved by the FDA are only for treatment of a subclass of SUI in which the urethral sphincter is unable to close (approximately 15% of the potential patient population). These products, formulations of solid particles suspended in a liquid or gel carrier, are injected into the urethral tissues at the base of the bladder to increase the physical bulk of the sphincter, thus sealing the urethra to prevent involuntary urine leakage. However, the effectiveness of these treatments decreases with time and multiple injection procedures are required to maintain patient benefits.

PPTI's urethral bulking agent will be tested in women suffering from all types of SUI. It has been developed to be an alternative to surgery that can be administered in an office-based procedure under local anesthesia. The product is unique in that it is injected as a fluid that quickly transforms to a solid gel within the urethral tissues. The Company believes this feature will offer significant advantages over preformed products that are difficult to inject or implant, and over particle-based products where the injected volume decreases over time as the carrier liquid dissipates and/or as particle migration may occur.

Protein Polymer Technologies, Inc., is a San Diego-based company focused on developing products to improve medical and surgical outcomes. From its inception in 1988, PPTI has been a pioneer in protein design and synthesis, developing an extensive portfolio of proprietary biomaterials. These genetically engineered biomaterials are high molecular weight proteins, processed into products with physical and biological characteristics tailored to specific clinical performance requirements. Targeted products include urethral bulking agents for the treatment of stress urinary incontinence, dermal augmentation products for cosmetic and reconstructive surgery, surgical adhesives and sealants, scaffolds for wound healing and tissue engineering, and depots for local drug delivery.

Femcare, Ltd. is an UK company based in Nottingham. Founded in 1982 by Dr. Marcus Filshie and others, Femcare's initial objective was to manufacture and market the Filshie Clip for Female Sterilization. Based on the success of these early efforts, Femcare received the Queen's Award for Export in 1987, and in 1999, the company became the female sterilization market leader in the Western world. During the past 18 years Femcare has expanded its product line and geographical business base. Currently, Femcare markets its products in 40 countries world wide, and has developed products for male sterilization and female urology. A new Urology division has been created to extend the company's success in gynecology to urological applications, in particular female stress urinary incontinence. Based upon PPTI's urethral bulking agent, Femcare will utilize its existing customer base and its extensive distribution network as the basis for introducing the product into Europe and Australia.

This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations scientific and product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale up. The reader is encouraged to refer to the Company's 1998 Annual Report Form 10-KSB, and recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.

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